GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA. 98125, do hereby consent to the use of our report dated July 2nd, 2015 on the financial statements of Eklips Corp. as of September 30, 2014 and for the period from April 4, 2014 (inception) through September 30, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 15th day of September, 2015.

/S/ GILLESPIE & ASSOCIATES, PLLC

GILLESPIE & ASSOCIATES, PLLC

Certified Public Accountants